Exhibit 10.21
NETEZZA CORPORATION

Executive Retention Agreement
     THIS AGREEMENT by and between Netezza Corporation, a Delaware corporation (the “Company”), and David R. Flaxman (the “Executive”) is made as of November 24, 2009 (the “Effective Date”).
     WHEREAS, the Company recognizes that the possibility of a change in control of the Company exists and that such possibility, coupled with the possibility of a termination without cause or for good reason following a change in control, may create uncertainty or distractions among key personnel, including the Executive, to the detriment of the Company and its stockholders, and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel following a possible change in control without distraction from the events and circumstances referred to above.
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated following a change in control under the circumstances described below.
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection) and that also constitutes a “change of control” within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).
          1.2 “Change in Control Date” means the first date on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the

Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.3 “Cause” means a good faith finding by the Company that:
               (a) the Executive has breached any of his or her material legal or contractual obligations to the Company (other than as a result of incapacity) which breach (i) has not been cured by the Executive within 10 business days following written notice by the Company to the Executive notifying him or her of such breach and (ii) would have a material adverse effect on the Company; or
               (b) the Executive has engaged in gross or persistent misconduct with respect to the Company; or
               (c) the Executive has been convicted of or pleaded guilty or nolo contendere to (i) any misdemeanor relating to the affairs of the Company which is injurious to the Company or (ii) any felony.
          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following:
               (a) a material reduction of the Executive’s annual base salary, provided that the reduction is at least 15%;
               (b) a significant diminution in the Executive’s authority and duties, such that the Executive’s employment duties and responsibilities are no longer of an executive nature; or
               (c) the relocation of the Executive’s principal place of employment to a location that is more than 30 miles further away from the Executive’s residence than is the Executive’s current principal place of employment.
     Any termination by the Executive for Good Reason following a Change in Control shall be communicated by means of a written notice delivered by the Executive to the Company within 90 days of the initial existence of the occurrence or condition on which the Executive bases his claim for Good Reason. If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition. If the condition is fully remedied within such time period, the Company shall not owe the amounts otherwise required to be paid under this Agreement. If the condition is not corrected, the Executive must leave employment within one year after the Company fails to cure the condition giving rise to the Executive’s claim for Good Reason following a Change in Control.
          1.5 “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall continue in effect until the fulfillment by the Company of all of its obligations under Sections 4 and 5.2. Notwithstanding anything else to the contrary in this Agreement, any provision of this Agreement which provides the Executive with payment rights not previously held by the Executive shall be effective with respect to a voluntary termination (including a termination for Good Reason) only if (x) the date of such termination occurs after the earlier of (i) the date that is at least 12 months and one day after the date of this Agreement or (ii) the first date upon which said provisions may be effective with respect to such termination without causing payments or benefits hereunder to constitute nonqualified deferred compensation subject to Section 409A, and (y) the Executive remains continually employed by the Company prior to such termination date.
     3. Employment Status; Notice of Termination of Employment.
          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.
          3.2 Notice of Termination of Employment Following a Change in Control.
               (a) Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) following a Change in Control shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate whether the termination is for Cause or Good Reason, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause or Good Reason and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 10 days or more than 90 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.
               (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.
     4. Benefits to Executive.
          4.1 Severance Benefits. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason following a Change in Control, then the Executive shall be entitled to the following benefits, subject to Sections 4.5 and 4.8:
               (a) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (i) the Executive’s base salary through the Date of Termination, (ii) any accrued bonus which the Executive is entitled to receive as of the Date of Termination, (iii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the “Accrued Obligations”);
               (b) for 12 months after the Date of Termination, the Company shall continue to pay to the Executive, beginning on the 30th day after the Date of Termination, in accordance with its normal payroll practices, compensation at an annual rate equal to the sum of (i) his or her highest annual base salary during the three-year period prior to the Date of Termination plus (ii) the amount of the incentive bonus or bonuses paid to the Executive for the most recently completed fiscal year for which all such bonuses to which the Executive is entitled have been paid; and
               (c) for 12 months after the Date of Termination, the Company shall continue to provide to the Executive medical and dental benefits on substantially the same terms as were provided to the Executive on the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits from such employer on terms at least as favorable to the Executive and his or her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his or her family.
          4.2 Resignation without Good Reason; Termination for Cause or for Death or Disability. If the Executive voluntarily terminates his or her employment with the Company, excluding a termination for Good Reason, or the Executive’s employment with the Company is terminated by the Company for Cause or by reason of the Executive’s death or Disability, in each case following a Change in Control, then the Company shall pay the Executive (or his or her estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations.
          4.3 Stock Acceleration. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason following a Change in Control, then all stock options, restricted stock or other equity awards subject to vesting that are held by the Executive as of such employment termination shall become vested in full effective immediately prior to such employment termination.
          4.4 Taxes.
               (a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.4(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the Executive. For purposes of this Section 4.4, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
               (b) Notwithstanding the provisions of Section 4.4(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.4(b) shall be referred to as a “Section 4.4(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
               (c) For purposes of this Section 4.4 the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

               (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4.4(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.4(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he or she disagrees with such determination, in which case he or she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 4.4(b) Override is applicable. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.4(d), then the Payments shall be reduced or eliminated, as determined by the Company, in the following order: (A) any cash payments, (B) any taxable benefits, (C) any nontaxable benefits, and (D) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If the Executive states in the Executive Response that he or she agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he or she disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.4(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by Silicon Valley Bank, compounded monthly from the date that such payments originally were due.
               (e) The provisions of this Section 4.4 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
          4.5 Payments Subject to Section 409A. Subject to the provisions in this Section 4.5 any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:
               (a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
               (b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
               (c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
                    (i) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
                    (ii) Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the Executive’s taxable year in which the separation from service occurs.
               (d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).
               (e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
               (f) The Company may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.
               (g) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if the payments and/or benefits under this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section..
          4.6 Exclusive Severance Benefits. The making of the payments and the provision of the benefits by the Company to the Executive under this Agreement shall constitute the entire obligation of the Company to the Executive as a result of the termination of his or her employment following a Change in Control, and the Executive shall not be entitled to additional payments or benefits as a result of such termination of employment under any other plan, program, policy, practice, contract or agreement of the Company or its subsidiaries.
          4.7 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as set forth in Section 4.1(c), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer.
          4.8 Release. The obligation of the Company to make the payments and provide the benefits to the Executive under clauses (b) and (c) of Section 4.1 is conditioned upon the Executive signing a release of claims, in a customary and reasonable form requested by the Company (the “Executive Release”), within 30 days following the Date of Termination.

Payments shall be made and benefits commence, pursuant to the terms of Section 4.1, on the 30th day after the Date of Termination subject to the Executive Release becoming binding and any applicable revocation period having lapsed as of such date. The Company shall not be obligated to make any payments to the Executive under Section 4.1(b) until the Executive Release has become effective.
     5. Disputes.
          5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Company, the Executive or others regarding the validity, enforceability or applicability of any provision of this Agreement, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
     6. Successors.
          6.1 Successor to Company. This Agreement shall be binding upon the Company and its successors and assigns (including the resulting or acquiring company in a Business Combination). In the event of a Business Combination (and provided that, in the case of a Business Combination structured as the sale or other disposition of all or substantially all of the assets of the Company, the Executive accepts employment with the Acquiring Corporation effective on or about the Change in Control Date), all references in this Agreement to the Company shall instead be deemed to refer to the Acquiring Corporation.
          6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s duly authorized personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate, as appropriate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii)

prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 200 Crossing Boulevard, Framingham, Massachusetts 01702, and to the Executive at the address set forth below his or her name on the signature page hereto (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     8. Miscellaneous.
          8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          8.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
          8.4 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          8.6 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          8.7 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. This agreement supplements and modifies the vesting provisions in any current or future stock option, restricted stock or equity award agreement between the Executive and the Company; provided that if any such agreement has acceleration-of-vesting provisions that are more favorable to the Executive than the terms of this agreement, such more favorable provisions shall apply.

          8.8 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          8.9 Executive’s Acknowledgements. The Executive acknowledges that he or she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of WilmerHale is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

NETEZZA CORPORATION
By:	/s/ James Baum
	Name:	James Baum
	Title:	President and Chief Executive Officer

DAVID R. FLAXMAN
/s/ David R. Flaxman
Address: